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                                                                    EXHIBIT 99.1



PRESS RELEASE

SALTON, INC. ANNOUNCES PRELIMINARY THIRD QUARTER ESTIMATES

MT. PROSPECT, Ill.--(BUSINESS WIRE)--April 9, 2001--Salton, Inc. (NYSE: SFP - news) today announced preliminary estimates for its fiscal 2001 third quarter ended March 31, 2001.

The Company currently anticipates that net sales for the third quarter will be between $152 and $156 million, compared to net sales of $172.1 million in last year's comparable quarter, and that its EBITDA margin for the fiscal third quarter will be between 19% and 21%. As Salton previously announced in its fiscal 2001 second quarter earnings release, net sales have been impacted by the general slowdown experienced throughout the retail sector. As of March 31, 2001, Salton had total senior debt of $143.3 million outstanding and total consolidated indebtedness of $320.4 million outstanding.

Leonhard Dreimann, Chief Executive Officer of Salton, commented "Although in the near term we expect that our sales may continue to be impacted by current softness at the retail level, we believe that continued product introductions, including our Toastmaster(R) UltraVection(TM) ovens, George Foreman(TM) Outdoor Grills and Ultrasonex(TM) line of toothbrushes and accessories, each of which began to ship by late March, will help to partially offset the weakness experienced in some other product categories. We believe that the breadth, quality and innovation of our product offerings and our strong relationships with retailers will enable us to react quickly as economic conditions change."

Salton also announced today that as part of its strategy to pursue growth opportunities internationally, it is currently engaged in discussions relating to the possible acquisition of a manufacturer and distributor of products complementary to its products located in a member country of the European Union. This company's net sales for a recent twelve month period were between $50 and $100 million and its EBITDA for the period was between $8 and $12 million. The net cash purchase price for this acquisition would be based on an EBITDA multiple of between 5.5 and 7.5. There can be no assurance that Salton will consummate this acquisition.

About Salton, Inc.

Salton, Inc. is a leading domestic designer, marketer and distributor of a broad range of branded, high quality small appliances under well-recognized brand names such as Salton(R), George Foreman(TM), Toastmaster(R), Breadman(R), Juiceman(R), Juicelady(R), White-Westinghouse(R), Farberware(R), Melitta(R), Welbilt(R) and Aircore(R). Salton also designs and markets tabletop products, time products, lighting products and personal care and wellness products under brand names such as Block China(R), Atlantis(R) Crystal, Sasaki(R), Calvin Klein(R), Ingraham(R), Timex(R), Stiffel(R), Ultrasonex(TM) and Relaxor(R).

Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: the Company's relationship and contractual arrangements with key customers, suppliers and licensors; the risks relating to pending legal proceedings; cancellation or reduction of orders; the timely development, introduction and customer acceptance of the Company's products; dependence on foreign suppliers and supply and manufacturing constraints; competitive products and pricing; economic conditions and the retail environment; the availability and success of future acquisitions; the Company's degree of leverage; the risks related to intellectual property rights; risks relating to regulatory matters and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.